Exhibit 99.1

Summit Materials, Inc. Reports Third Quarter 2018 Results

- Net Revenue Growth of 8.8% in Three Month Period Ended September 29, 2018, Supported By Organic Volume Improvements
- Completed Two Materials-Based Bolt-on Acquisitions For Total Invested Capital of $72 million Since August 2018
- Reduced Midpoint of Adjusted EBITDA Guidance Range For The Full-Year 2018 By 14%

DENVER, CO. - (November 6, 2018) - Summit Materials, Inc. (NYSE: SUM, “Summit” or the “Company”), a leading vertically integrated construction materials company, today announced results for the third quarter 2018.
For the three months ended September 29, 2018, the Company reported net income attributable to Summit Inc. of $71.3 million or $0.64 per basic share, compared to net income attributable to Summit Inc. of $81.3 million or $0.74 per basic share in the comparable prior year period. Summit reported adjusted diluted net income of $61.9 million or $0.54 per adjusted diluted share as compared to adjusted diluted net income of $54.0 million or $0.48 per adjusted diluted share in the prior year period.
Summit's net revenue increased 11.6% in the first nine months of 2018 as compared to the same period in 2017, primarily due to acquisitions. Tom Hill, CEO of Summit Materials stated "we experienced significant inclement weather in the third quarter, as well as continued inflationary cost pressures in our businesses beyond our expectations. While we achieved organic volume and price increases in our aggregates and products during the third quarter, our net income declined and our Adjusted EBITDA remained flat in the third quarter of 2018 as compared to the third quarter of 2017, reflecting lower contributions from our cement segment and Houston operations together with inflation in our variable costs. We had expected normal weather going into the third quarter, instead, weather patterns continued to have a significant negative impact on most of our operating geographies.”
Organic sales volumes in Summit's cement segment were impacted by a combination of high precipitation levels, together with competitive pressures along the Mississippi River corridor. Further, Summit's Houston operations were affected by a wetter than normal third quarter, as rainfall in many parts of Texas reached all-time record levels in September. Summit's average selling prices on both materials and products gained traction through the third quarter, which partially offset these higher raw materials, freight, labor and fuel costs. As the inflationary cost increases have exceeded Summit's price increases, and the persistent weather conditions impacted operations, Summit reduced 2018 guidance for Adjusted EBITDA to $400 million to $410 million.
“Underlying demand conditions in most of our markets are healthy and are expected to remain so into 2019,” continued Hill. In Summit's public markets, state transportation funding measures in Texas, coupled with steady increases in federal subsidies, are contributing to increased lettings activity. Single family housing starts and permits remain well below peak levels in Summit's major markets.
Since August 2018, Summit has completed two aggregates-based acquisitions for total invested capital of $72 million. During 2018 to date, Summit has completed 13 acquisitions for total invested capital of $300 million. Across these 13 transactions, Summit has added more than 400 million tons of aggregates reserves to its portfolio.
“While our guidance for Adjusted EBITDA has been reduced, we continue to generate significant free cash flow from operations that is helping to support the overall growth of our business,” stated Brian Harris, CFO of Summit Materials. The Company expects its net leverage ratio to approximate current levels at year end, based on the midpoint of the revised guidance. Summit plans to reduce its leverage during 2019 through a disciplined capital allocation program, reducing its capital expenditures and implementing an increasingly selective acquisition strategy.

Third Quarter 2018 | Results by Line of Business

Aggregates Business: Aggregates net revenues increased by 21.0% to $109.6 million in the third quarter 2018, when compared to the prior year period. Aggregates adjusted cash gross profit margin declined to 69.2% in the third quarter, compared to 73.0% in the prior year period, due to higher variable costs. Organic aggregates sales volumes increased 3.9% in the third quarter 2018, when compared to the prior-year period. Organic growth in aggregates sales volumes was due to higher volumes in the West Region, which more than offset a decline in organic aggregates sales volumes in the East Region. Organic average selling prices on aggregates increased 1.5% in the third quarter 2018 due to improvements in prices within both the West and East segments during the period.

Cement Business: Cement segment net revenues declined 7.2% to $94.0 million in the third quarter 2018, when compared to the prior-year period. Cement adjusted cash gross profit margin increased slightly to 50.7% in the third quarter, compared to 50.6% in the prior-year period, as productivity gains were mostly offset by a reduction in average selling price, coupled with higher freight, storage and demurrage costs related to weather-affected cement inventories. Organic sales volume of cement declined 6.4% in the third quarter, when compared to the prior year period, due to high levels of precipitation that continued to disrupt project work during the period, as well as increased competition. Organic average selling prices on cement decreased 1.0% in the third quarter, when compared to the prior year period, as competitive pressures continued in our markets.

Products Business: Net revenues increased 12.6% to $315.3 million in the third quarter 2018, when compared to the prior year period. Products adjusted cash gross profit margin declined to 22.5% in the third quarter, versus 26.1% in the prior year period, as the increases in labor, raw materials and transportation costs exceeded increases in our average sales prices. Organic sales volumes of ready-mix concrete increased 3.2% in the third quarter, while organic average selling prices increased 2.3% as compared to the prior year period.  Organic sales volumes of asphalt increased 3.2% in the third quarter, while organic average selling prices increased 3.6%, over the same period in 2017.

 Third Quarter 2018 | Results By Reporting Segment

Net revenue increased by 8.8% to $625.0 million in the third quarter 2018, versus $574.4 million in the prior year period. The improvement in net revenue was primarily attributable to both organic and acquisition-related contributions in the East and West segments, offset by a decline in the Cement segment. The Company reported operating income of $108.2 million in the third quarter 2018, compared to $113.9 million in the prior year period. Adjusted EBITDA was $172.0 million in the third quarter 2018, compared to $172.7 million in the prior year period.

West Segment: The West Segment reported operating income of $48.2 million in the third quarter 2018, compared to $57.5 million in the prior year period. Adjusted EBITDA decreased to $73.9 million in the third quarter 2018, compared to $76.6 million in the prior year period. The quarterly declines in West Segment operating income and Adjusted EBITDA were primarily attributable to increased labor and hydrocarbon costs, partially offset by increases in average selling prices on aggregates and ready-mix concrete. Aggregates revenue in the third quarter increased 19.0% over the prior year as a result of contributions from acquisitions, a 10.0% increase in organic volumes and a 2.0% increase organic average sales prices. Ready-mix concrete revenue in the third quarter 2018 increased 26.1% over the prior year period, as a result of contributions from acquisitions, along with a 7.6% increase in organic volumes and a 2.8% increase in organic average sales prices. Asphalt revenue also increased by 2.5% in the third quarter, resulting from a 4.9% increase in volumes, offset by a 1.0% decrease in average sales price.
East Segment: The East Segment reported operating income of $38.0 million in the third quarter 2018, compared to $36.9 million in the prior year period. Adjusted EBITDA increased to $58.3 million in the third quarter 2018, compared to $56.4 million in the prior year period. The quarterly improvement in East Segment operating income and Adjusted EBITDA were mainly attributable to increases in net revenue from our acquisition program, increases in average selling prices of aggregates, ready-mix concrete and asphalt, partially offset increased labor and hydrocarbon costs, as well as decreases in ready-mix volumes. Aggregates revenue increased 20.1%, primarily due to increases resulting from our acquisition program as well as increases in average sales prices as organic sales volumes were flat. Ready-mix concrete revenue decreased 1.1% as a result of lower sales volumes, partially offset by an increase in organic average sales prices. Asphalt revenue increased 18.8% primarily as a result of acquisition related volumes and increased average sales prices, partially offset by a decrease in organic sales volumes.
Cement Segment: The Cement Segment reported operating income of $33.5 million in the third quarter 2018, compared to $35.1 million in the prior year period.  Adjusted EBITDA declined to $44.3 million in the third quarter 2018, compared to $46.9 million in the prior year period. The Company experienced slightly lower organic average selling prices as well as declines in organic sales volumes during the three month period ended September 29, 2018 due to high levels of precipitation in the Company’s Mississippi River markets and price-driven competitive pressures.

Acquisitions and Divestitures

As of November 6, 2018, the Company has completed 13 acquisitions in 2018, including two transactions that have closed since the Company’s last quarterly update on August 1, 2018. Total investment across the 13 acquisitions completed in 2018 was approximately $300 million, including approximately $72 million for the two bolt-on acquisitions completed since the last update.

Walker Sand & Gravel (Idaho). Walker Sand & Gravel is an aggregates business that expands the Company's market position and reserve base in Idaho. Summit closed on the acquisition in October.

Aggregate Reserves (Georgia). Summit acquired property in the greater Atlanta, Georgia area containing over 100 million tons of permitted reserves and an active quarry which is currently leased to a third party through mid 2021. Initially, Summit will receive royalty payments through the end of the lease, at which time Summit will take over quarry operations. Summit closed on the acquisition in October.

In the third quarter of 2018, the Company divested a non-core business in the West segment, receiving $21.6 million in cash proceeds, and recorded a gain of $12.1 million related to this transaction.

Liquidity and Capital Resources

As of September 29, 2018, the Company had cash on hand of $64.9 million and borrowing capacity under its revolving credit facility of $219.6 million. The borrowing capacity on the revolving credit facility is fully available to the Company within the terms and covenant requirements of its credit agreement. As of September 29, 2018, the Company had $1.8 billion in debt outstanding.

Financial Outlook

For the full-year 2018, the Company has reduced its Adjusted EBITDA guidance from a range of $460 million to $480 million to a range of $400 million to $410 million, including acquisition-related contributions from two transactions that closed since the Company’s last update in August 2018. No additional potential acquisitions are included within the Company’s full-year 2018 Adjusted EBITDA guidance. For the full-year 2018, the Company has revised its capital expenditure guidance to be in the range of $225 million to $235 million.

Webcast and Conference Call Information

Summit Materials will conduct a conference call today at 11:00 a.m. eastern time (9:00 a.m. mountain time) to review the Company’s third quarter 2018 financial results. A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:                       1-877-407-0784
International Live:                  1-201-689-8560
Conference ID:                       57511368

To listen to a replay of the teleconference, which will be available through December 6, 2018:

Domestic Replay:                   1-844-512-2921
International Replay:              1-412-317-6671
Conference ID:                       13684335

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential, and end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets. For more information about Summit Materials, please visit www.summit-materials.com.
Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as Adjusted Net Income (Loss), Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our Adjusted Net Income (Loss), Adjusted Diluted EPS, Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity. This press release also includes certain unaudited financial information for the last twelve months (“LTM”) ended September 29, 2018, which is calculated as the nine months ended September 29, 2018 plus the actual results for the year-ended December 30, 2017 less the actual results for the nine months ended September 30, 2017. This presentation is not in accordance with GAAP. However, we believe that this information is useful to investors as we use LTM financial information to evaluate our financial performance for ongoing planning purposes, including a continuous assessment of our financial performance in comparison to budgets and internal projections. In addition, we use such LTM financial information to test compliance with covenants under our senior secured credit facilities.
Adjusted EBITDA, Adjusted EBITDA Margin, LTM financial information and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA Margin and other non-GAAP measures on a supplemental basis.
Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow, Net Leverage and Net Debt reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure. Reconciliations of the non-GAAP measures used in this press release are included in the attached tables. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit Inc.’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017 (the “Annual Report”) and Summit Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 each as filed with the Securities and Exchange Commission (the “SEC”), any factors discussed in the section entitled “Risk Factors” in any of our subsequently filed SEC filings and the following:

-	our dependence on the construction industry and the strength of the local economies in which we operate;

-	the cyclical nature of our business;

-	risks related to weather and seasonality;

-	risks associated with our capital-intensive business;

-	competition within our local markets;

-	our ability to execute on our acquisition strategy, successfully integrate acquisitions with our existing operations and retain key employees of acquired businesses;

-	our dependence on securing and permitting aggregate reserves in strategically located areas;

-	declines in public infrastructure construction and delays or reductions in governmental funding, including the funding by transportation authorities and other state agencies;

-	environmental, health, safety and climate change laws or governmental requirements or policies concerning zoning and land use;

-	conditions in the credit markets;

-	our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

-	material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications;

-	cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

-	special hazards related to our operations that may cause personal injury or property damage not covered by insurance;

-	our substantial current level of indebtedness;

-	our dependence on senior management and other key personnel;

-	supply constraints or significant price fluctuations in electricity and the petroleum-based resources that we use, including diesel and liquid asphalt

-	unexpected operational difficulties;

-	interruptions in our information technology systems and infrastructure;

-	potential labor disputes; and

-	rising prices for commodities, labor and other production and delivery costs as a result of inflation or otherwise.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. Any forward-looking statement that we make herein speaks only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
($ in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017
Revenue:
Product	$512,822	$465,556	$1,229,596	$1,088,299
Service	112,195	108,831	234,572	223,500
Net revenue	625,017	574,387	1,464,168	1,311,799
Delivery and subcontract revenue	69,644	59,794	145,804	130,752
Total revenue	694,661	634,181	1,609,972	1,442,551
Cost of revenue (excluding items shown separately below):
Product	321,586	277,301	814,166	677,861
Service	80,573	72,450	170,626	154,408
Net cost of revenue	402,159	349,751	984,792	832,269
Delivery and subcontract cost	69,644	59,794	145,804	130,752
Total cost of revenue	471,803	409,545	1,130,596	963,021
General and administrative expenses	59,457	59,175	190,975	175,729
Depreciation, depletion, amortization and accretion	53,974	48,969	150,663	133,756
Transaction costs	1,260	2,581	3,817	6,474
Operating income	108,167	113,911	133,921	163,571
Interest expense	28,889	28,921	86,616	79,876
Loss on debt financings	—	—	149	190
Tax receivable agreement expense	—	501,752	—	503,277
Gain on sale of business	(12,108)	—	(12,108)	—
Other income, net	(3,371)	(2,716)	(11,942)	(3,963)
Income (loss) from operations before taxes	94,757	(414,046)	71,206	(415,809)
Income tax expense (benefit)	20,765	(498,333)	16,249	(497,076)
Net income	73,992	84,287	54,957	81,267
Net income (loss) attributable to noncontrolling interest in subsidiaries	—	59	—	(27)
Net income attributable to Summit Holdings (1)	2,703	2,964	1,888	2,474
Net income attributable to Summit Inc.	$71,289	$81,264	$53,069	$78,820
Income per share of Class A common stock:
Basic	$0.64	$0.74	$0.48	$0.73
Diluted	$0.64	$0.73	$0.47	$0.72
Weighted average shares of Class A common stock:
Basic	111,641,344	109,545,111	111,288,211	108,219,132
Diluted	111,940,067	110,824,468	112,472,724	108,848,680
________________________________________________________
(1) Represents portion of business owned by pre-IPO investors rather than by Summit.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands, except share and per share amounts)

	September 29,	December 30,
	2018	2017
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$64,930	$383,556
Accounts receivable, net	301,670	198,330
Costs and estimated earnings in excess of billings	47,629	9,512
Inventories	229,761	184,439
Other current assets	15,690	7,764
Total current assets	659,680	783,601
Property, plant and equipment, less accumulated depreciation, depletion and amortization (September 29, 2018 - $748,265 and December 30, 2017 - $631,841)	1,751,810	1,615,424
Goodwill	1,147,588	1,036,320
Intangible assets, less accumulated amortization (September 29, 2018 - $7,819 and December 30, 2017 - $6,698)	18,892	16,833
Deferred tax assets, less valuation allowance (September 29, 2018 and December 30, 2017 - $1,675)	267,532	284,092
Other assets	50,832	51,063
Total assets	$3,896,334	$3,787,333
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$4,765	$4,765
Current portion of acquisition-related liabilities	14,148	14,087
Accounts payable	140,174	98,744
Accrued expenses	114,257	116,629
Billings in excess of costs and estimated earnings	13,072	15,750
Total current liabilities	286,416	249,975
Long-term debt	1,808,190	1,810,833
Acquisition-related liabilities	29,129	58,135
Tax receivable agreement liability	333,152	331,340
Other noncurrent liabilities	80,577	65,329
Total liabilities	2,537,464	2,515,612
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 111,654,552 and 110,350,594 shares issued and outstanding as of September 29, 2018 and December 30, 2017, respectively	1,117	1,104
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 99 and 100 shares issued and outstanding as of September 29, 2018 and December 30, 2017, respectively	—	—
Additional paid-in capital	1,188,707	1,154,220
Accumulated earnings	148,902	95,833
Accumulated other comprehensive income	6,134	7,386
Stockholders’ equity	1,344,860	1,258,543
Noncontrolling interest in Summit Holdings	14,010	13,178
Total stockholders’ equity	1,358,870	1,271,721
Total liabilities and stockholders’ equity	$3,896,334	$3,787,333

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
($ in thousands)

	Nine months ended
	September 29,	September 30,
	2018	2017
Cash flow from operating activities:
Net income	$54,957	$81,267
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	152,829	140,634
Share-based compensation expense	19,833	14,148
Net gain on asset disposals	(27,261)	(6,063)
Non-cash loss on debt financings	—	85
Change in deferred tax asset, net	12,577	(498,816)
Other	873	(855)
(Increase) decrease in operating assets, net of acquisitions and dispositions:
Accounts receivable, net	(90,481)	(98,961)
Inventories	(26,027)	(12,835)
Costs and estimated earnings in excess of billings	(37,643)	(31,606)
Other current assets	(6,819)	6,026
Other assets	(1,217)	(3,141)
Increase (decrease) in operating liabilities, net of acquisitions and dispositions:
Accounts payable	24,978	38,357
Accrued expenses	(2,197)	3,854
Billings in excess of costs and estimated earnings	(3,850)	2,386
Tax receivable agreement liability	1,812	503,277
Other liabilities	(1,807)	(5,324)
Net cash provided by operating activities	70,557	132,433
Cash flow from investing activities:
Acquisitions, net of cash acquired	(210,894)	(371,479)
Purchases of property, plant and equipment	(183,752)	(147,478)
Proceeds from the sale of property, plant and equipment	18,426	13,290
Proceeds from sale of business	21,564	—
Other	2,660	182
Net cash used for investing activities	(351,996)	(505,485)
Cash flow from financing activities:
Proceeds from equity offerings	—	237,600
Capital issuance costs	—	(627)
Proceeds from debt issuances	64,500	302,000
Debt issuance costs	(550)	(5,317)
Payments on debt	(79,027)	(12,887)
Payments on acquisition-related liabilities	(35,321)	(22,616)
Distributions from partnership	(69)	(109)
Proceeds from stock option exercises	15,615	18,810
Other	(1,913)	(846)
Net cash (used in) provided by financing activities	(36,765)	516,008
Impact of foreign currency on cash	(422)	734
Net (decrease) increase in cash	(318,626)	143,690
Cash and cash equivalents—beginning of period	383,556	143,392
Cash and cash equivalents—end of period	$64,930	$287,082

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Revenue Data by Segment and Line of Business
($ in thousands)

	Three months ended		Nine months ended		Twelve Months Ended
	September 29,	September 30,	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017	2018	2017
Segment Net Revenue:
West	$329,346	$293,851	$791,975	$675,674	$1,016,293	$853,759
East	201,699	179,262	458,829	406,787	600,646	538,172
Cement	93,972	101,274	213,364	229,338	287,839	307,257
Net Revenue	$625,017	$574,387	$1,464,168	$1,311,799	$1,904,778	$1,699,188

Line of Business - Net Revenue:
Materials
Aggregates	$109,621	$90,594	$280,761	$236,437	$357,707	$299,829
Cement (1)	87,909	94,915	197,439	213,243	266,237	283,934
Products	315,292	280,047	751,396	638,619	967,289	819,865
Total Materials and Products	512,822	465,556	1,229,596	1,088,299	1,591,233	1,403,628
Services	112,195	108,831	234,572	223,500	313,545	295,560
Net Revenue	$625,017	$574,387	$1,464,168	$1,311,799	$1,904,778	$1,699,188

Line of Business - Net Cost of Revenue:
Materials
Aggregates	$33,793	$24,478	$109,747	$86,000	$132,476	$109,036
Cement	40,294	43,715	104,441	107,399	136,100	140,732
Products	244,410	206,911	593,862	479,274	758,598	613,169
Total Materials and Products	318,497	275,104	808,050	672,673	1,027,174	862,937
Services	83,662	74,647	176,742	159,596	226,960	207,792
Net Cost of Revenue	$402,159	$349,751	$984,792	$832,269	$1,254,134	$1,070,729

Line of Business - Adjusted Cash Gross Profit (2):
Materials
Aggregates	$75,828	$66,116	$171,014	$150,437	$225,231	$190,793
Cement (3)	47,615	51,200	92,998	105,844	130,137	143,202
Products	70,882	73,136	157,534	159,345	208,691	206,696
Total Materials and Products	194,325	190,452	421,546	415,626	564,059	540,691
Services	28,533	34,184	57,830	63,904	86,585	87,768
Adjusted Cash Gross Profit	$222,858	$224,636	$479,376	$479,530	$650,644	$628,459

Adjusted Cash Gross Profit Margin (2)
Materials
Aggregates	69.2%	73.0%	60.9%	63.6%	63.0%	63.6%
Cement (3)	50.7%	50.6%	43.6%	46.2%	45.2%	46.6%
Products	22.5%	26.1%	21.0%	25.0%	21.6%	25.2%
Services	25.4%	31.4%	24.7%	28.6%	27.6%	29.7%
Total Adjusted Cash Gross Profit Margin	35.7%	39.1%	32.7%	36.6%	34.2%	37.0%
________________________________________________________
(1) Net revenue for the cement line of business excludes revenue associated with hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue.
(2) Adjusted cash gross profit is calculated as net revenue by line of business less net cost of revenue by line of business. Adjusted cash gross profit margin is defined as adjusted cash gross profit divided by net revenue.
(3) The cement adjusted cash gross profit includes the earnings from the waste processing operations, cement swaps and other products. Cement line of business adjusted cash gross profit margin is defined as cement adjusted cash gross profit divided by cement segment net revenue.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Volume and Price Statistics
(Units in thousands)

	Three months ended		Nine months ended
Total Volume	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Aggregates (tons)	14,116	11,998	36,081	31,247
Cement (tons)	796	850	1,770	1,925
Ready-mix concrete (cubic yards)	1,519	1,320	4,164	3,463
Asphalt (tons)	2,212	2,124	4,173	4,004

	Three months ended		Nine months ended
Pricing	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Aggregates (per ton)	$10.41	$10.23	$10.20	$10.04
Cement (per ton)	112.03	113.15	113.37	112.45
Ready-mix concrete (per cubic yards)	108.75	106.09	107.69	104.63
Asphalt (per ton)	56.34	54.37	55.35	54.55

Year over Year Comparison	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	17.7%	1.8%	15.5%	1.6%
Cement (per ton)	(6.4)%	(1.0)%	(8.1)%	0.8%
Ready-mix concrete (per cubic yards)	15.1%	2.5%	20.2%	2.9%
Asphalt (per ton)	4.1%	3.6%	4.2%	1.5%

Year over Year Comparison (Excluding acquisitions)	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	3.9%	1.5%	0.6%	2.3%
Cement (per ton)	(6.4)%	(1.0)%	(8.1)%	0.8%
Ready-mix concrete (per cubic yards)	3.2%	2.3%	2.0%	3.0%
Asphalt (per ton)	3.2%	3.6%	0.4%	1.2%

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business
($ and Units in thousands, except pricing information)

	Three months ended September 29, 2018
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	14,116	$10.41	$146,913	$(37,292)	$109,621
Cement	796	112.03	89,224	(1,315)	87,909
Materials			$236,137	$(38,607)	$197,530
Ready-mix concrete	1,519	108.75	165,204	(337)	164,867
Asphalt	2,212	56.34	124,622	48	124,670
Other Products			116,410	(90,655)	25,755
Products			$406,236	$(90,944)	$315,292

	Nine months ended September 29, 2018
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	36,081	$10.20	$368,005	$(87,244)	$280,761
Cement	1,770	113.37	200,704	(3,265)	197,439
Materials			$568,709	$(90,509)	$478,200
Ready-mix concrete	4,164	107.69	448,442	(952)	447,490
Asphalt	4,173	55.35	230,962	(216)	230,746
Other Products			287,069	(213,909)	73,160
Products			$966,473	$(215,077)	$751,396

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Non-GAAP Financial Measures
($ in thousands, except share and per share amounts)
The tables below reconcile our net income (loss) to Adjusted EBITDA by segment for the three and nine months ended September 29, 2018 and September 30, 2017.

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended September 29, 2018
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$61,021	$37,351	$35,326	$(59,706)	$73,992
Interest expense (income)	1,380	844	(1,709)	28,374	28,889
Income tax expense	567	275	—	19,923	20,765
Depreciation, depletion and amortization	23,144	19,154	10,622	574	53,494
EBITDA	$86,112	$57,624	$44,239	$(10,835)	$177,140
Accretion	145	275	60	—	480
Gain on sale of business	(12,108)	—	—	—	(12,108)
Transaction costs	2	—	—	1,258	1,260
Non-cash compensation	—	—	—	5,643	5,643
Other	(235)	406	—	(580)	(409)
Adjusted EBITDA	$73,916	$58,305	$44,299	$(4,514)	$172,006
Adjusted EBITDA Margin (1)	22.4%	28.9%	47.1%		27.5%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended September 30, 2017
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$54,839	$37,617	$36,056	$(44,225)	$84,287
Interest expense (income)	1,839	889	(1,011)	27,204	28,921
Income tax expense (benefit)	889	—	—	(499,222)	(498,333)
Depreciation, depletion and amortization	18,697	17,416	11,751	619	48,483
EBITDA	$76,264	$55,922	$46,796	$(515,624)	$(336,642)
Accretion	210	212	64	—	486
Tax receivable agreement expense	—	—	—	501,752	501,752
Transaction costs	14	—	—	2,567	2,581
Non-cash compensation	—	—	—	4,724	4,724
Other	149	263	—	(612)	(200)
Adjusted EBITDA	$76,637	$56,397	$46,860	$(7,193)	$172,701
Adjusted EBITDA Margin (1)	26.1%	31.5%	46.3%		30.1%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Nine months ended September 29, 2018
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$97,625	$42,128	$61,687	$(146,483)	$54,957
Interest expense (income)	4,114	2,397	(4,794)	84,899	86,616
Income tax expense	616	5	—	15,628	16,249
Depreciation, depletion and amortization	67,597	54,272	25,651	1,919	149,439
EBITDA	$169,952	$98,802	$82,544	$(44,037)	$307,261
Accretion	432	710	82	—	1,224
Loss on debt financings	—	—	—	149	149
Gain on sale of business	(12,108)	—	—	—	(12,108)
Transaction costs	(4)	—	—	3,821	3,817
Non-cash compensation	—	—	—	19,833	19,833
Other (2)	(6,956)	985	—	(1,345)	(7,316)
Adjusted EBITDA	$151,316	$100,497	$82,626	$(21,579)	$312,860
Adjusted EBITDA Margin (1)	19.1%	21.9%	38.7%		21.4%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Nine months ended September 30, 2017
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$93,342	$46,124	$65,785	$(123,984)	$81,267
Interest expense (income)	5,586	2,503	(2,345)	74,132	79,876
Income tax expense (benefit)	1,424	(21)	—	(498,479)	(497,076)
Depreciation, depletion and amortization	51,389	49,343	29,702	1,940	132,374
EBITDA	$151,741	$97,949	$93,142	$(546,391)	$(203,559)
Accretion	600	596	186	—	1,382
Loss on debt financings	—	—	—	190	190
Tax receivable agreement expense	—	—	—	503,277	503,277
Transaction costs	23	—	—	6,451	6,474
Non-cash compensation	—	—	—	14,148	14,148
Other	492	966	—	(1,804)	(346)
Adjusted EBITDA	$152,856	$99,511	$93,328	$(24,129)	$321,566
Adjusted EBITDA Margin (1)	22.6%	24.5%	40.7%		24.5%
_______________________________________________________
(1) Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of net revenue.
(2) In the nine months ended September 29, 2018, we negotiated a $6.9 million reduction in the amount of a contingent liability from one of our acquisitions. As we had passed the period to revise the opening balance sheet for this acquisition, the adjustment was recorded as other income.

The table below reconciles our net income per share attributable to Summit Materials, Inc. to adjusted diluted net income per share for the three and nine months ended September 29, 2018 and September 30, 2017. The per share amount of the net income attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted diluted net income per share.

	Three months ended				Nine months ended
	September 29, 2018		September 30, 2017		September 29, 2018		September 30, 2017
Reconciliation of Net Income Per Share to Adjusted Diluted EPS	Net Income	Per Equity Unit	Net Income	Per Equity Unit	Net Income	Per Equity Unit	Net Income	Per Equity Unit
Net income attributable to Summit Materials, Inc.	$71,289	$0.62	$81,264	$0.71	$53,069	$0.46	$78,820	$0.70
Adjustments:
Net income attributable to noncontrolling interest	2,703	0.03	2,964	0.03	1,888	0.02	2,474	0.02
Adjustment to acquisition deferred liability	—	—	—	—	(6,947)	(0.06)	—	—
Gain on sale of business	(12,108)	(0.11)	—	—	(12,108)	(0.11)	—	—
Loss on debt financings	—	—	—	—	149	—	190	—
Adjusted diluted net income before tax related adjustments	61,884	0.54	84,228	0.74	36,051	0.31	81,484	0.72
Tax receivable agreement expense	—	—	501,752	4.42	—	—	503,277	4.46
Valuation allowance release	—	—	(531,952)	(4.68)	—	—	(531,952)	(4.71)
Adjusted diluted net income	$61,884	$0.54	$54,028	$0.48	$36,051	$0.31	$52,809	$0.47
Weighted-average shares:
Basic Class A common stock	111,641,344		109,545,111		111,288,211		108,219,132
LP Units outstanding	3,448,343		4,039,020		3,538,385		4,560,976
Total equity units	115,089,687		113,584,131		114,826,596		112,780,108

The following table reconciles operating income to Adjusted Cash Gross Profit and Adjusted Cash Gross Profit Margin for the three and nine months ended September 29, 2018 and September 30, 2017.

	Three months ended		Nine months ended
	September 29,	September 30,	September 29,	September 30,
Reconciliation of Operating Income to Adjusted Cash Gross Profit	2018	2017	2018	2017
($ in thousands)
Operating income	$108,167	$113,911	$133,921	$163,571
General and administrative expenses	59,457	59,175	190,975	175,729
Depreciation, depletion, amortization and accretion	53,974	48,969	150,663	133,756
Transaction costs	1,260	2,581	3,817	6,474
Adjusted Cash Gross Profit (exclusive of items shown separately)	$222,858	$224,636	$479,376	$479,530
Adjusted Cash Gross Profit Margin (exclusive of items shown separately) (1)	35.7%	39.1%	32.7%	36.6%
_______________________________________________________
(1) Adjusted Cash Gross Profit Margin is defined as Adjusted Cash Gross Profit as a percentage of net revenue.

The following table reconciles net cash provided by operating activities to free cash flow for the three and nine months ended September 29, 2018 and September 30, 2017.

	Three months ended		Nine months ended
	September 29,	September 30,	September 29,	September 30,
($ in thousands)	2018	2017	2018	2017
Net income	$73,992	$84,287	$54,957	$81,267
Non-cash items	60,379	(448,206)	158,851	(350,867)
Net income adjusted for non-cash items	134,371	(363,919)	213,808	(269,600)
Change in working capital accounts	(30,096)	485,203	(143,251)	402,033
Net cash provided by operating activities	104,275	121,284	70,557	132,433
Capital expenditures, net of asset sales	(47,779)	(33,511)	(165,326)	(134,188)
Free cash flow	$56,496	$87,773	$(94,769)	$(1,755)

Contact:

Mr. Brian Harris
Executive Vice President and Chief Financial Officer
Summit Materials, Inc.
brian.harris@summit-materials.com